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Exhibit 10.22

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of June 6, 2001 (the "Agreement"), between GUITAR CENTER, INC., a Delaware corporation, and successor in interest to Guitar Center Management Company, Inc. (collectively, the "Company"), and Marty Albertson (the "Executive").

        This Agreement amends and restates that certain Amended and Restated Employment Agreement, dated as of June 5, 1996 (the "Commencement Date"), between the Executive and the Company's predecessor, Guitar Center Management, Inc. (the "Original Agreement"). The Original Agreement was executed and delivered in connection with the closing of the Stock Purchase Agreement (the "Purchase Agreement") dated June 5, 1996, by and among the Company, Chase Venture Capital Associates, L.P., Wells Fargo Small Business Investment Company, Inc., Weston Presidio Capital II, L.P., and the security holder of the Company.

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.    EMPLOYMENT.

            (a)  The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Commencement Date and ending on June 30, 2006, unless extended pursuant to this Section 1 (such period, including any extensions pursuant to this Section 1, the "Employment Period"); provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive's resignation, or the death or Disability (as hereinafter defined) of Executive, or termination by Executive with Reasonable Justification, and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. For purposes of this Agreement the term "Disability" means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform all of his duties hereunder for 180 days during any 18-month period or (ii) would reasonably be expected to render the Executive unable to substantially perform all of his duties for 180 days during any 18-month period, in each case as determined by the Board (excluding the Executive if he should be a member of the Board at the time of such determination) in its good faith judgment after seeking and reviewing advice from a qualified physician.

            (b)  No later than 180 days prior to the end of the initial Employment Period or any extension thereof, the Company shall provide written notice to Executive of the Company's desire, at its discretion, to (i) terminate this Agreement at the end of the Employment Period, or (ii) extend the Employment Period of this Agreement for one year on terms and conditions at least as favorable to Executive as are then in effect under this Agreement. In the event the Company has not provided the notice described in the previous sentence on or before the date that is 180 days prior to the end of the initial Employment Period or any extension thereof, then Executive shall send to the Company a written request for such notice (the "Executive Request"). If the Company does not respond to the Executive Request within 15 days of its receipt of such Executive Request, then the Company shall be deemed to have made an election pursuant to clause (i) above to terminate this Agreement at the end of the Employment Period. In addition to the addressees identified in Section 12 to receive notice for the Company, a copy of the Executive Request shall also be sent to the then-chairman of the Compensation Committee of the Board in the same manner as a notice pursuant to Section 12, such notice to be sent to the address at which the Secretary of the Company gives notice of meetings of the Board of Directors.

            (c)  If the Company provides Executive with notice of its desire to terminate this Agreement at the end of the Employment Period pursuant to Section 1(b)(i) above, or is deemed to have so elected pursuant to Section 1(b) above, Executive shall be entitled to receive the severance benefits described in Section 4 below effective as of the last day of the Employment Period.

            (d)  If the Company provides Executive with notice of its desire to extend the term of this Agreement pursuant to Section 1(b)(ii) above, Executive shall, at his sole discretion, by written notice to the Company within 30 days of receipt of such notice, (i) accept the extension on the terms offered by the Company in the Company's notice under Section 1(b)(ii), in which case the Employment Period shall be deemed so extended, (ii) elect not to extend this Agreement in which case this Agreement will terminate at the end of the Employment Period and no severance benefits will be payable to Executive as a result of such termination, except for the payments and benefits provided for in Sections 4(d) and 4(e), or (iii) request that the Company negotiate with Executive in good faith for 30 days regarding the terms of the extension, in which case the Company and Executive shall commence such negotiations on a mutually agreeable date no later than 10 days after the giving of the notice by Executive under this Section 1(d).

            (e)  In the event Executive elects the option set forth in Section 1(d)(iii) above, at the end of the 30-day negotiation period, Executive shall, at his sole discretion, by written notice to the Company (i) accept the extension on the terms agreed upon as a result of the negotiations with the Company, in which case the Employment Period shall be deemed so extended, (ii) accept the extension for one year on the terms then in effect under this Agreement, in which case the Employment Period shall be deemed so extended, or (iii) elect not to extend this Agreement, in which case this Agreement will terminate at the end of the then-current Employment Period and no severance benefits will be payable to Executive as a result of such termination, except for the payments and benefits provided for in Sections 4(d) and 4(e).

          2.    POSITION AND DUTIES.

            (a)  During the Employment Period, the Executive shall serve as the Co-Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the Co-Chief Executive Officer, subject to the power of the board of directors of the Company (the "Board") and the powers delegated to the Executive's superiors (if any) by the Board.

            (b)  The Executive shall report to the Board, and the Executive shall devote his best efforts and substantially all of his business time, attention and energies (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries (as defined below). The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, and businesslike manner. During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, materially conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that the Company acknowledges that the Executive may devote such time that the Executive deems appropriate for managing his own investment portfolio and may serve as a member of the boards of directors of non-profit or charitable organizations, so long as the Executive shall at all times adequately fulfill his obligations pursuant to this Section 2(b).

            (c)  For purposes of this Agreement, (i) "Subsidiaries" shall mean any corporation, partnership, limited liability company or similar business organization of which the securities having a majority of the voting power in electing directors or the comparable governing body or Person are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries; and (ii) "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a governmental entity or any department or agency thereof.

          3.    BASE SALARY AND BENEFITS.

            (a)  During the Employment Period, the Executive's base salary shall be $500,000 per annum or such higher rate as the Board or the Compensation Committee of the Board (excluding the Executive if he should be a member of the Board at the time of such determination) may designate from time to time (the "Base Salary"), which salary shall be payable in such installments as is the policy of the Company with respect to its senior executive employees and shall be subject to Federal, state and local withholding and other payroll taxes. During the Employment Period, the Compensation Committee shall review Executive's Base Salary and performance bonuses on at least an annual basis and consider in good faith industry practices for compensation for similarly-situated executives, it being understood that the ultimate amount and terms of any increase in compensation, if any, shall be within the discretion of the Compensation Committee or the Board, as the case may be. In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit plans and programs for which senior executives of the Company are generally eligible and the Executive shall be eligible to participate in all insurance plans available generally to all executives of the Company.

            (b)  In addition to the Base Salary, for each fiscal year ending during the Employment Period, Executive shall have the opportunity to earn an annual performance bonus based on reasonable criteria established by the Compensation Committee of the Board no later than 90 days following the start of each fiscal year (the "Annual Bonus"). Upon full attainment of the aforementioned criteria established by the Compensation Committee of the Board, the Annual Bonus will be equal to 100% of Executive's then-current Base Salary, but for less than full achievement of such aforementioned criteria, the Annual Bonus shall be a lesser amount in accordance with a specific formula determined by the Compensation Committee, in its discretion, no later than 90 days following the start of each fiscal year. In addition, to the extent the aforementioned criteria are exceeded, the Annual Bonus shall exceed 100% of Executive's then-current Base Salary in accordance with a specific formula determined by the Compensation Committee, in its discretion, no later than 90 days following the start of each fiscal year; provided, however, that the Annual Bonus shall not exceed 200% of Executive's then-current Base Salary. The Annual Bonus shall be determined in good faith by the Compensation Committee as soon as practicable after the end of the fiscal year with respect to which it is payable, and shall be paid to Executive in a lump sum promptly thereafter, subject to all withholding with respect thereto as is required by applicable law. The Compensation Committee will consider and shall have the discretion to exclude extraordinary items in good faith when determining Executive's Annual Bonus, it being understood that the final determination shall be within the discretion of the Compensation Committee.

            (c)  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documenting such expenses.

            (d)  During the Employment Period, the Executive shall be entitled to 5 weeks paid vacation during each 12-month period, commencing on the date hereof.

            (e)  The Company shall provide to Executive at the Company's expense, use of an automobile comparable to the automobile being provided to Executive at the date of this Agreement. Upon the later of the termination of either the Employment Period or the severance period under Section 4, if he so elects, Executive may either (i) in the case of a vehicle owned by the Company, purchase such vehicle for a cash price equal to then-applicable wholesale value as published by Kelly Blue Book or a similar service reasonably identified by the Company, or (ii) in the case of a vehicle leased by the Company on conventional terms, assume the lease for the vehicle (provided that assumption is permitted by the lessor).

            (f)    Intentionally omitted.

            (g)  At the time that annual grants of options are made to senior executives of the Company for fiscal 2001, Executive shall be granted options to purchase 170,000 shares of the common stock of the Company (the "Initial Grant") which shall vest and become exercisable as follows: (i) one-third of the options shall vest on the date the Company Stock Price reaches $22.00, (ii) one-third of the options shall vest on the date the Company Stock Price reaches $27.00, and (iii) one-third of the options shall vest on the date the Company Stock Price reaches $32.00; provided, however, that all of the options shall vest and become exercisable on June 6, 2006 if not earlier vested pursuant to this Section 3(g). For purposes of this Agreement, "Company Stock Price" shall mean the average closing sales price for any twenty (20) consecutive trading days for a share of the Company's common stock (or the closing bid, if no sales were reported) as quoted on the stock exchange or national market system on which the Company's common stock is then listed, as quoted in the Wall Street Journal or such other source as the Board reasonably deems reliable. In addition, on or before August 15 each year during the Employment Period, Executive shall be granted options to purchase a minimum of 80,000 shares (as adjusted for stock splits and similar transactions) of the common stock of the Company (each, an "Annual Grant"), which options shall vest in equal annual installments over three years, or such other more favorable vesting as is consistent with the annual grants to the Company's senior executive team generally. During the Employment Period, the Compensation Committee of the Board shall review the size of the Annual Grants on at least an annual basis and consider in good faith industry practices for ongoing option grants to similarly-situated executives, it being understood that any increase in the amount of any Annual Grant above 80,000 shares (as adjusted for stock splits and similar transactions) and terms of any Annual Grant shall be within the discretion of the Board or the Compensation Committee, as the case may be. Notwithstanding the foregoing, the Initial Grant and the Annual Grants shall have an exercise price not greater than the fair market value of the common stock of the Company on the date of grant (unless otherwise required by applicable law), shall have a 10-year term (subject to such post-termination exercise provisions and other post-termination rights set forth in the option agreements governing the Initial Grants and the Annual Grants, which provisions and rights shall be consistent with the Company's 1997 Equity Participation Plan, as amended, or a successor broad-based stock option plan) and shall be granted under and pursuant to the terms of the Company's 1997 Equity Participation Plan, as amended, or a successor broad-based stock option plan.

          4.    EFFECT OF TERMINATION; SEVERANCE.

            (a)  In the event of a Qualifying Termination of Executive, the Executive shall be entitled to receive as severance, for the period beginning on the date of such termination and ending on the second anniversary of the date of termination, (i) the Base Salary for such severance period, (ii) an annual cash bonus to be paid on each annual anniversary of the date of termination during the severance period, in each case equal to 100% of the Base Salary, and (iii) continuation of the benefits under Section 3(e) above. In addition, during the severance period (x) to the extent Executive is eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall reimburse Executive on a monthly basis for the amount of his premium payments for group health coverage elected by Executive pursuant to COBRA, and (y) for any remaining portion of the severance period during which Executive is not eligible for coverage under COBRA, the Company shall reimburse Executive on a monthly basis an amount equal to the premium payments Executive would be required to pay in order to continue medical, dental and vision benefits which are substantially the same as the benefits provided to Executive immediately prior to his termination of employment, in each case unless the Executive has breached the provisions of this Agreement, in which case the provisions of Section 13(a)(iii) shall apply. For purposes of this Section 4(a), benefits will not include future participation in any discretionary bonus or equity incentive pool, other than continuation of annual cash bonuses as contemplated in the previous sentence. Except as set forth in this subsection, such severance payments will be made periodically in the same amounts and at the same intervals as the Base Salary, annual bonus and benefits (as applicable) were paid immediately prior to termination of employment. For purposes of this Agreement, a "Qualifying Termination" shall mean the termination of the Employment Period (x) by the Company without Cause, (y) by the Executive with Reasonable Justification, or (z) by the Company pursuant to an election not to extend the Employment Period by delivery of a written notice to that effect to Executive pursuant to Section 1(b)(i) hereof or if the Company is deemed to have so elected pursuant to Section 1(b) hereof.

            (b)  In the event of a Qualifying Termination of Executive within two years following a Sale of the Company, the Executive shall be entitled to receive as severance, for the period beginning on the date of such termination and ending on the third anniversary of the date of termination, (i) the Base Salary for such severance period, (ii) an annual cash bonus to be paid on each annual anniversary of the date of termination during the severance period, in each case equal to 100% of the Base Salary, and (iii) continuation of the benefits under Section 3(e) above. In addition, during the severance period (x) to the extent Executive is eligible for coverage under COBRA, the Company shall reimburse Executive on a monthly basis for the amount of his premium payments for group health coverage elected by Executive pursuant to COBRA, and (y) for any remaining portion of the severance period during which Executive is not eligible for coverage under COBRA, the Company shall reimburse Executive on a monthly basis an amount equal to the premium payments Executive would be required to pay in order to continue medical, dental and vision benefits which are substantially the same as the benefits provided to Executive immediately prior to his termination of employment, in each case unless the Executive has breached the provisions of this Agreement, in which case the provisions of Section 13(a)(iii) shall apply. For purposes of this Section 4(b), benefits will not include future participation in any discretionary bonus or equity incentive pool, other than continuation of annual cash bonuses as contemplated in the previous sentence. Except as set forth in this subsection, such severance payments will be made periodically in the same amounts and at the same intervals as the Base Salary, annual bonus and benefits (as applicable) were paid immediately prior to termination of employment.

            (c)  In the event of a Qualifying Termination or termination of the Employment Period due to Executive's death or Disability, all stock options held by the Executive shall immediately vest and become fully exercisable.

            (d)  If the Employment Period is terminated for any reason other than a Qualifying Termination, the Executive shall be entitled to receive on the date of termination only the Base Salary and then only to the extent such amount has accrued through the date of termination. If the Employment Period is terminated as a result of a Qualifying Termination, in addition to any severance payable to Executive pursuant to Sections 4(a) and (b) above, the Executive shall be entitled to receive on the date of termination (i) the Base Salary to the extent such amount has accrued through the date of termination and (ii) a cash bonus equal to 100% of the Base Salary pro-rated for any partial year ending on the date of termination.

            (e)  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive's rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination. In the event of a termination of Executive's employment with the Company, the Executive's sole remedy shall be to receive the severance payments and benefits described in this Section 4. Executive shall have no duty to mitigate any damages which Executive may suffer as a result of any termination of employment nor shall the severance benefits payable to Executive be reduced by any sums actually earned by Executive as a result of any other employment obtained by Executive.

            (f)    For purposes of this Agreement, "Cause'' means any termination by the Company of Executive's employment within 90 days after the Board becomes aware of the occurrence of any of the following: (i) the ongoing and repeated failure by the Executive to perform such lawful duties consistent with Executive's position as are reasonably requested by the Board in good faith as documented in writing to the Executive (other than as a result of Executive's illness or disability), (ii) the Executive's ongoing and repeated material neglect of his duties on a general basis (other than as a result of illness or disability), notwithstanding written notice of objection from the Board and the expiration of a thirty (30) day cure period, (iii) the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Company or any of its Subsidiaries or affiliates, or the conviction of the Executive of any felony, (iv) the commission of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or any of its affiliates, and (v) material breach by the Executive of this Agreement, including, without limitation, any breach by the Executive of the provisions of Sections 6, 7 or 8 hereof, not cured within 30 days after written notice to Executive from the Board; provided, however, that in the event of an intentional breach of the provisions of Sections 6, 7 or 8 hereof, the Executive shall not have the opportunity to cure.

            (g)  For purposes of this Agreement, "Reasonable Justification" shall mean any voluntary termination by the Executive of his employment with the Company within 90 days after the occurrence of any of the following events without Executive's written consent:

                (i)  the Executive is directed to perform an act that the Executive reasonably believes to be in contravention of law, or which the Executive reasonably believes would subject the Company and himself to material liability, despite his express written objection addressed to the Board with respect to such action;

              (ii)  there has been any change without the Executive's consent in the Executive's title or any material reduction in the nature or scope of his responsibilities, or the Executive is assigned duties that are inconsistent with his position;

              (iii)  there is any reduction in the Executive's compensation or a material reduction in Executive's other benefits (other than reductions in benefits that generally affect all employees entitled to such benefits ratably);

              (iv)  the Executive is required by the Company, after written objection by the Executive, to relocate his principal place of employment outside a radius of fifty miles from his place of employment immediately prior to such relocation;

              (v)  there is a material failure by the Company to perform any of its obligations to the Executive under this Agreement; or

              (vi)  Executive fails to be reelected to the Board at each election during the Employment Period or is removed from the Board for any reason other than for Cause;

    provided that with respect to unintentional Company breaches of Sections 4(g)(ii), (iii) and (v), the Company shall be given written notice by Executive of such breach and 30 days to cure such breach, if curable.

            (h)  For purposes of this Agreement, "Sale of the Company" shall mean a transaction or series of integrated transactions involving an Independent Third Party or group of Independent Third Parties acting in concert pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the entire board of directors of the Company (whether by merger, consolidation or issuance of the Company's capital stock), or (ii) all or substantially all of the Company's assets determined on a consolidated basis, or (iii) 60% or more of all of the Company's common stock, on a fully-diluted basis.

            (i)    For purposes of this Agreement, "Independent Third Party" shall mean any Person who, immediately prior to a contemplated transaction, individually and with its Group or Family Group, as the case may be, does not own in excess of 10% of the Company's common stock, on a fully-diluted basis.

            (j)    For purposes of this Agreement, "Group" shall mean:

                (i)  in the case of a partnership, (A) such partnership and any of its limited or general partners, (B) any corporation or other business organization to which such partnership shall sell all or substantially all of its assets or with which it shall be merged, (C) any Affiliate of such partnership, and (D) with respect to any individual identified in clauses (A) through (C) above, members of his Family Group; and

              (ii)  in the case of a corporation, (A) such corporation, (B) any corporation or other business organization to which such corporation shall sell or transfer all or substantially all of its assets or with which it shall be merged, (C) any Affiliate of such corporation, and (D) with respect to any individual identified in clauses (A) through (C) above, members of his Family Group.

            (k)  For purposes of this Agreement, "Family Group" shall mean an individual's spouse, ancestors and/or descendants (whether natural or adopted) and the estate of and any trust solely for the benefit of such individual and/or the individual's spouse, ancestors and/or descendants.

            (l)    For purposes of this Agreement, "Affiliate" shall mean with respect to any Person, (i) a director, officer or partner of such Person or any Person identified in clause (iii) below, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          5.    PARACHUTE PAYMENTS.

            (a)  If it is determined that Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (a "Parachute Tax"), as a result of the receipt of any payment or other event (collectively a "Payment"), then the Company will pay to Executive an additional payment or payments (a "Gross-Up Payment") in an amount equal to the sum of (i) all taxes payable by Executive under Section 4999 of the Code applicable to the Payment and the Gross-Up Payment and (ii) all federal, state and local income and employment taxes payable by Executive with respect to the Gross-Up Payment.

            (b)  All determinations required to be made under this Section 5, including whether a Parachute Tax is payable by Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company as its auditors prior to the Sale of the Company (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company). For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Parachute Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion and supporting calculations that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company's obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) hereof and Executive thereafter is required to make a payment of any Parachute Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment plus applicable interest and penalty taxes shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

            (c)  The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

            (d)  The federal tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by Executive. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the applicable sections of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.

            (e)  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section shall be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

            (f)    In the event that the Internal Revenue Service claims that any payment or benefit received by Executive from the Company constitutes an "excess parachute payment" within the meaning of Code Section 280G(b)(1), Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but not later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

            (g)  The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund or otherwise contest such claim, the Company shall advance the amount of such payment together with any reasonable legal fees or other expenses incurred by Executive in connection with such request to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after tax basis, from any Parachute Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statue of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Code Section 280G and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive's consent if such position or resolution could reasonably be expected to adversely affect Executive unrelated to matters covered hereto.

            (h)  If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company Executive may retain such excess. If, after the receipt by Executive of an amount advanced by the Company in connection with a Parachute Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the date of Executive's termination.

          6.    NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

            (a)  The Executive will not disclose to a third party or use for his personal benefit or for the benefit of a third party, at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance in good faith of duties assigned to the Executive by the Company or as required by law or as necessary for Executive to enforce his rights hereunder. The Executive will take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which the Executive may then possess or have under his control.

            (b)  As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) information, observations and data obtained by the Executive while employed by the Company (including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

          7.    INVENTIONS AND PATENTS.

            (a)  The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the "Work Product") belong to the Company or such Subsidiary. The Executive will promptly disclose such Work Product as may be susceptible of such manner of communication to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Subsidiaries in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

            (b)  CALIFORNIA EMPLOYEE PATENT ACT NOTIFICATION. In accordance with Section 2872 of the California Employee Patent Act, West's Cal. Lab. Code Section 2870 et. seq., Executive is hereby advised that Section 7(a) does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by Executive for which no equipment, facility, material, Confidential Information or intellectual property of the Company or any of its Subsidiaries was used and which was developed entirely on Employee's own time; provided, however, that Section 7(a) shall apply if the invention, new development or method (i) relates to the Company's or any of its Subsidiaries' actual or demonstrably anticipated businesses or research and development, or (ii) results from any work performed by Executive for the Company or any of its Subsidiaries.

          8.    NON-COMPETE AND NON-SOLICITATION.

            (a)  The Executive acknowledges and agrees with the Company that during the course of the Executive's involvement and/or employment with the Company, such Executive has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, the Executive agrees as follows:

                (i)  The Executive acknowledges that the Company currently conducts its business throughout the United States, including without limitation the areas listed on Exhibit A attached hereto (the "Territory"). Accordingly, during the period commencing on the date hereof and ending on the later of (x) the termination of the Employment Period or (y) if the Executive was terminated without Cause or resigns with Reasonable Justification, and such termination or resignation was not within two years following a Sale of the Company, the one year anniversary of the date of termination (such period is referred to herein as the "Non-Compete Period"), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in selling, at the retail level, musical instruments, pro-audio equipment or related accessories within the Territory (the "Line of Business"), whether for or by himself or as a representative for any other Person.

              (ii)  Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any entity in which the Executive has any financial or other interest directly or indirectly enters into the Line of Business during the Non-Compete Period, the Executive shall use his reasonable best efforts to divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 8 (a)(ii)) in such entity within 30 days after learning that such entity has entered the Line of Business.

              (iii)  The Executive covenants and agrees that during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other person or entity, solicit any employee of the Company (other than such Executive's personal assistant or secretary) or any Subsidiary to terminate his or her employment with the Company or any Subsidiary or employ any such individual during his or her employment with the Company or any Subsidiary and for a period of six months after such individual terminates his or her employment with the Company or any Subsidiary.

            (b)  The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

            (c)  The provisions of this Section 8 shall terminate in the event the Company fails to make any payments required by Sections 4(a) or 4(b) and such failure remains uncured for a period equal to at least 30 days after written notice of such event from Executive.

          9.    INDEMNIFICATION. The Company and the Executive have entered into an Indemnification Agreement substantially in the form filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          10.  INSURANCE. The Company may, for its own benefit, maintain "keyman" life and disability insurance policies covering the Executive, provided the same does not prevent Executive from obtaining reasonable amounts of insurance for his family or estate planing needs. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

          11.  EXECUTIVE REPRESENTATION. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

          12.  NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail (postage prepaid and return receipt requested), telecopied to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

    If to the Company, to:

    Guitar Center, Inc.
    5795 Lindero Canyon Road
    Westlake Village, CA 91362
    Attention: General Counsel
    Telephone: (818) 735-8800
    Telecopier: (818) 735-4923

    With copies to:
    Latham & Watkins
    135 Commonwealth Drive
    Menlo Park, California 94025
    Attention: Anthony J. Richmond, Esq.
    Telephone: (650) 328-4600
    Telecopier: (650) 328-4600

    If to the Executive, to:

    Marty Albertson
    24351 Rolling View Road
    Hidden Hills, CA 91302

    With copies to:

    O'Melveny & Meyers LLP
    1999 Avenue of the Stars, Suite 700
    Los Angeles, CA 90067
    Attention: Richard R. Ross, Esq.
    Telephone: (310) 553-6700
    Telecopier: (310) 246-6779

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

          13.  GENERAL PROVISIONS.

            (a)  SEVERABILITY/ENFORCEMENT.

                (i)  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the generality of the preceding sentence, if at the time of enforcement of Sections 6, 7 or 8 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the failure of all or any of such provisions to be enforceable shall not impair or affect the obligations of the Company to pay compensation or severance obligations under this Agreement.

              (ii)  Because the Executive's services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement by the Executive. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

              (iii)  In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially violates any provision of Sections 6, 7 or 8 (and such violation, if unintentional on the part of the Executive, continues for a period of 30 days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company to the Executive may be terminated forthwith and upon such election by the Company, the Company's obligation to pay and the Executive's right to receive such severance payments shall terminate and be of no further force or effect. The Executive's obligations under Sections 6, 7 or 8 of this Agreement shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this Section 13(a)(iii). The exercise of the right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

            (b)  COMPLETE AGREEMENT. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that any rights of Executive hereunder are in addition to any rights Executive may have under benefit plans, agreements or arrangements to which he is a party or is a participant, and this Agreement shall not abrogate any such rights; and provided, further, however, that Executive shall also be reimbursed for expenses incurred by him in accordance with the Policy of the Compensation Committee of the Company for Reimbursement of Expenses incurred by the Chief Executive Officer or any Co-Chief Executive Officers of Guitar Center, Inc., as such policy is in place and effective on the date hereof.

            (c)  SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

            (d)  GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA, OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

            (e)  JURISDICTION, ETC.

                (i)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any California state court or federal court of the United States of America sitting in the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such California state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

              (ii)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any California state or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

              (iii)  The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

            (f)    AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

            (g)  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

            (h)  HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (i)    COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

            (j)    NEGOTIATION OF AGREEMENT. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement. Executive further acknowledges that he has had an opportunity to review this Agreement with his own tax advisors and accountants and that he is relying solely on such advisors and his independent legal counsel and not on any statements or representations of the Company or any of its agents as to the legal, tax or accounting consequences of this Agreement, including, without limitation, the federal, state and local income tax and related withholding obligations of Executive in connection therewith.

        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

GUITAR CENTER, INC.
By:	/s/ BRUCE ROSS Name: Bruce Ross Title: Chief Financial Officer
By:	/s/ MARTY ALBERTSON Marty Albertson

EXHIBIT A

TERRITORY

ARIZONA:
Phoenix metropolitan area

CALIFORNIA:
Los Angeles County metropolitan areas
Orange County metropolitan areas
San Diego County metropolitan areas
San Francisco/Alameda/Contra Costa/Marin/San Mateo County metropolitan areas
San Bernardino/Riverside County metropolitan area
Bakersfield metropolitan area
Fresno metropolitan area
Sacramento metropolitan area

COLORADO:
Denver metropolitan area

CONNECTICUT:
Hartford metropolitan area

DISTRICT OF COLUMBIA:
Washington, D.C. metropolitan area

FLORIDA:
Miami metropolitan area
Ft. Lauderdale/Hollywood metropolitan area

GEORGIA:
Atlanta metropolitan area

IDAHO:
Boise metropolitan area

ILLINOIS:
Chicago metropolitan area

INDIANA:
Indianapolis metropolitan area

LOUISIANA:
New Orleans metropolitan area

MARYLAND:
Baltimore metropolitan area

MASSACHUSETTS:
Boston metropolitan area

MICHIGAN:
Detroit metropolitan area

A-1

MINNESOTA:
Minneapolis/St. Paul metropolitan area

MISSOURI:
St. Louis metropolitan area

NEVADA:
Las Vegas metropolitan area

NEW JERSEY:
Camden metropolitan area
Newark metropolitan area

NEW YORK:
Buffalo metropolitan area
New York metropolitan area
Rochester metropolitan area

OHIO:
Cincinnati metropolitan area
Cleveland metropolitan area

OKLAHOMA:
Oklahoma City metropolitan area

OREGON:
Portland metropolitan area
Medford metropolitan area
Eugene metropolitan area

PENNSYLVANIA:
Philadelphia metropolitan area
Pittsburgh metropolitan area

TENNESSEE:
Knoxville metropolitan area

TEXAS:
Dallas/Ft. Worth metropolitan area
Houston metropolitan area
Austin metropolitan area

UTAH:
Salt Lake City metropolitan area

VIRGINIA:
Virginia Beach metropolitan area
Washington, D.C. metropolitan area

WASHINGTON:
Seattle metropolitan area.

A-2

EXHIBIT B

Policy of the Compensation Committee
of the Board of Directors of
Guitar Center, Inc.

Reimbursement of expenses incurred by the Chief Executive Officer or any Co-Chief Executive Officer of Guitar Center, Inc.

Reimbursement of Business and other Bona Fide Expenses

        This Policy is adopted by the Compensation Committee (the "Committee") of the Board of Directors of Guitar Center, Inc. (the "Company") to be effective from and after June 6, 2001 unless and until amended, superceded, revoked or otherwise amended by subsequent action of the Committee or the Company's full Board of Directors. This Policy shall apply to the Chief Executive Officer of the Company or, for so long as there shall be Co-Chief Executive Officers, to each of them individually.

        1.    Accountable Plan Expenses.

        It is the intention of Guitar Center, Inc. (the "Company") to maintain an accountable plan as described in Regulation Section 1.62-2(c)(2). Accordingly, subject to the administrative review provided for in Paragraph 3 and the limitations provided for in Paragraph 4 of this Policy, the Company shall pay or reimburse a Chief Executive Officer for expenses that are allowable as deductions by Part VI (Sections 161 - 198) of the Internal Revenue Code that are paid or incurred by a Chief Executive Officer in connection with the performance of services as an employee of the Company. Pursuant to this Paragraph 1, the Company shall pay to or reimburse a Chief Executive Officer for business expenses involving the Chief Executive Officer that would not otherwise be eligible for reimbursement under the other general expense policies of the Company applicable to a Chief Executive Officer from time to time (including Section 3(c) of the Amended and Restated Employment Agreements to which each Co-Chief Executive Officer is presently a party), provided the expense is allowable as a deduction for federal income tax purposes as described above in this paragraph.

        2.    Nonaccountable Plan Expenses.

        In addition, the Company recognizes that a Chief Executive Officer may incur other bona fide expenses related to the Company's business that are not allowable as deductions by Part VI (Sections 161 - 198) of the Internal Revenue Code (e.g., country club membership dues and costs, tax preparation services, financial planning services and similar services and expenses, in each case to be provided by a vendor selected by the Chief Executive Officer). It is the intention of the Company to maintain a nonaccountable plan as described in Regulation Section 1.62-2(c)(3) with respect to such expenses. Accordingly, subject to the administrative review provided for in Paragraph 3 and the limitations provided for in Paragraph 4 of this Policy, the Company shall pay or reimburse a Chief Executive Officer for bona fide business expenses that are not allowable as deductions by Part VI (Sections 161 - 198) of the Internal Revenue Code that are paid or incurred by the Chief Executive Officer in connection with the performance of services as an employee of the Company. Pursuant to this Paragraph 2 and subject to Paragraph 3 and Paragraph 4, the Company shall also pay to or reimburse the Chief Executive Officer for travel and entertainment expenses involving the Chief Executive Officer and his spouse that would not otherwise be eligible for reimbursement under the other general expense policies of the Company applicable to a Chief Executive Officer from time to time (including Section 3(c) of the Amended and Restated Employment Agreements to which each Co-Chief Executive Officer is presently a party).

B-1

        3.    Administrative Review.

        In order to obtain payment or reimbursement pursuant to this Policy, the Chief Executive Officer shall present to the Chief Financial Officer reasonable documentary evidence regarding the expenditure and shall provide any supporting detail reasonably requested by him for the purpose of documenting the actual amount of the expenditure and providing an appropriate basis for the reporting of the expenditure in the Company's books and records, in its tax returns, and in its public reports to stockholders and regulatory agencies. The classification of the expenditure (i.e., as being taxable versus deductible/excludible and whether the expense should properly be accounted for under the other general expense reimbursement policies of the Company applicable to a Chief Executive Officer, Paragraph 1 of this Policy, or Paragraph 2 of this Policy) shall be made by the Chief Financial Officer. In the event of any dispute regarding such classification, the final determination shall be made by the Chairman of the Committee, unless it is solely a matter of the proper accounting or tax treatment, in which event the parties shall be bound by the determination of the Company's independent accounting firm that performs the annual audit.

        4.    Reimbursement Limitation.

        In no event, however, shall (i) the total amounts incurred by the Company pursuant to Paragraph 1 of this Policy, to the extent that such payments are not eligible for reimbursement under the Company's other general expense policies applicable to a Chief Executive Officer from time to time (including Section 3(c) of the Amended and Restated Employment Agreement to which each Co-Chief Executive Officer is presently a party), plus (ii) the total amounts incurred by the Company pursuant to Paragraph 2 of this Policy, exceed $100,000 in any 12-month period for each Co-Chief Executive Officer, with such determination to be made with respect to each 12-month period during the Employment Period commencing on July 1 and ending on the following June 30, subject to proration for any partial period. In order to avoid any doubt, it is acknowledged that each Co-Chief Executive Officer is as of the effective date of this Policy provided with a Company automobile pursuant to their respective employment agreements or predecessor provisions, and those expenses are not included within the $100,000 allowance provided for in this paragraph 4. The first period to which this Policy and this paragraph 4 shall apply will be the twelve months commencing July 1, 2001 and ending on June 30, 2002.

        5.    Tax Reporting.

        Each Chief Executive Officer shall be solely responsible for the payment of any federal, state or local income or other taxes (including without limitation withholding taxes), if any, applicable to any benefit or deemed benefit obtained by such Chief Executive Officer under this Policy and by accepting the benefits of this Policy shall be deemed to have agreed to pay all such taxes as due.

B-2

QuickLinks

  Exhibit 10.22
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
  EXHIBIT A
TERRITORY
  EXHIBIT B
Policy of the Compensation Committee of the Board of Directors of Guitar Center, Inc.